                CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We  consent  to the  incorporation  by  reference  in  this  Post-Effective
Amendment  No. 40 to  Registration  Statement  No.  2-73969  on Form N-1A of our
reports dated February 8, 2007 and February 16, 2007,  relating to the financial statements and financial  highlights of Panorama  Series Fund,  Inc.,  including
Growth Portfolio,  Total Return Portfolio,  Government Securities Portfolio, and
Oppenheimer International Growth Fund/VA, appearing in the Annual Report on Form
N-CSR of Panorama Series Fund, Inc. for the year ended December 31, 2006, and to
the  references  to  us  under  the  headings  "Independent   Registered  Public
Accounting  Firm" in the  Statement of  Additional  Information  and  "Financial
Highlights" in the Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Denver, Colorado
April 20, 2007